Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On February 20, 2025, Celsius Holdings, Inc., a Nevada corporation (the “Company” or “Celsius”), entered into a membership interest purchase agreement to acquire Alani Nutrition LLC, a Kentucky limited liability company (“Alani Nu”), from its equity holders, Max Clemons, Trey Steiger, Katy E. Schneider, R. Haydn Schneider and certain related trusts (collectively, the “Sellers”) and Congo Brands Holding Company LLC (“Congo”) for a total purchase consideration comprising (i) $1,275.0 million in cash, subject to customary post-closing adjustments, (ii) an aggregate of 22,451,224 unregistered shares of the Company’s common stock subject to a registration rights agreement and a lock-up agreement that restricts the sale or transfer of the Company’s common stock, with one-third of the common stock released from restrictions on each of April 1, 2026, October 1, 2026 and April 1, 2027, respectively, and (iii) up to $25.0 million in additional cash consideration, payable only if net sales of Alani Nu’s products meet or exceed an agreed upon target for calendar year 2025. On April 1, 2025 (the “Closing Date”), the Company completed the acquisition of Alani Nu (the “Acquisition”). The actual purchase consideration at the Closing Date is different from the amount reported in these unaudited pro forma condensed combined financial statements given the periods presented (see Note 3 for further information).

On the Closing Date, Celsius and certain subsidiaries, the lenders and issuing banks thereto and UBS AG, Stamford Branch, as administrative agent and collateral agent, entered into a Credit Agreement (the “Credit Agreement”). The Credit Agreement provides for a term loan facility in an aggregate principal amount of up to $900 million, which was fully drawn on the Closing Date to fund a portion of the cash consideration paid to Sellers, and a revolving credit facility in an aggregate principal amount of up to $100 million, which was undrawn as of the Closing Date.

The unaudited pro forma condensed combined balance sheet as of December 31, 2024, gives effect to the Acquisition as if it had been completed on December 31, 2024, and combines the audited consolidated balance sheet of Celsius as of December 31, 2024, with Alani Nu’s audited consolidated balance sheet as of December 31, 2024.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2024, gives effect to the Acquisition as if it had been completed on January 1, 2024, and combines Celsius’ audited consolidated statement of operations and Alani Nu’s audited consolidated statement of income for the fiscal year ended December 31, 2024.

The historical financial statements of Celsius and Alani Nu have been adjusted in the accompanying unaudited pro forma condensed combined financial statements as necessary to account for the Acquisition in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The unaudited pro forma adjustments are based upon currently available information and certain assumptions that Celsius’ management believes are reasonable as of the date of this filing. However, the unaudited pro forma condensed combined financial statements may not reflect all the adjustments necessary to conform the accounting policies of Alani Nu to those of Celsius, as Celsius has not completed its review to identify all adjustments that may be necessary to conform Alani Nu’s accounting policies to Celsius’ accounting policies. Upon completion of such review, differences may be identified between the accounting policies of the two companies that could have an impact on the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements were derived from and should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial statements;

•	The audited consolidated financial statements of Celsius contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the accompanying notes thereto; and

•

The audited consolidated financial statements of Alani Nu as of December 31, 2024 and for the two years ended December 31, 2024 and the accompanying notes thereto, which are included as Exhibit 99.1 to the Company’s Current Report on Form 8-K/A with which these unaudited pro forma condensed combined financial statements are filed.

The unaudited pro forma condensed combined financial statements do not reflect any anticipated synergies or dis-synergies, operating efficiencies, or cost savings that may result from the Acquisition or any integration costs that may be incurred.

The unaudited pro forma condensed combined financial statements and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the Acquisition been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The accompanying unaudited pro forma condensed combined financial statements and related notes have been prepared in accordance with Article 11 of Regulation S-X as amended to give the effect to the following:

•

Application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (“ASC 805”), where certain assets and liabilities of Alani Nu will be recorded by Celsius at their respective fair values on the Closing Date;

•	Adjustments to conform the financial statement presentation of Alani Nu to that of Celsius, based upon a preliminary assessment by Celsius;

•	Adjustments to reflect the related financing transactions and other adjustments; and

•	Adjustments to reflect transaction costs in connection with the Acquisition.

The pro forma adjustments and the unaudited pro forma condensed combined financial statements are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements in accordance with the requirements of the Securities and Exchange Commission. Celsius estimated the fair value of Alani Nu’s assets and liabilities based on a preliminary valuation, due diligence information and other relevant information. A final determination of the fair value of Alani Nu’s acquired assets and assumed liabilities will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial statements may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company’s statements of operations; therefore the final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2024

(In thousands of U.S. dollars)

	Celsius Holdings, Inc. (Reclassified) (Note 2) As of December 31, 2024	Alani Nutrition LLC (Reclassified) (Note 2) As of December 31, 2024	Transaction Accounting Adjustments – Acquisition	(Note 4)	Transaction Accounting Adjustments – Financing	(Note 4)	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$890,190	$12,055	$(1,317,994)	(a)	$868,419	(l)	$452,670
Accounts receivable-net	270,342	40,094	—		—		310,436
Inventories-net	131,165	59,461	15,109	(b)	—		205,735
Deferred other costs-current	14,124	—	—		—		14,124
Prepaid expenses and other current assets	18,759	32,865	(28,468)	(c)	—		23,156

Total current assets	$1,324,580	$144,475	$(1,331,353)		$868,419		$1,006,121
Property, plant and equipment-net	55,602	10,005	—		—		65,607
Right of use assets-operating leases	21,606	218	—		—		21,824
Right of use assets-finance leases-net	230	—	—		—		230
Trade name-net	907	521	1,103,479	(d)	—		1,104,907
Customer relationships-net	11,306	—	111,000	(e)	—		122,306
Goodwill	71,582	—	786,243	(f)	—		857,825
Deferred other costs-non-current	234,215	—	—		—		234,215
Deferred tax assets	38,699	—	—		—		38,699
Other long-term assets	8,154	—	—		2,708	(m)	10,862

Total Assets	$1,766,881	$155,219	$669,369		$871,127		$3,462,596

Liabilities, Mezzanine Equity and Stockholders’ Equity
Current liabilities:
Accounts payable	$41,287	$34,168	—		—		$75,455
Accrued expenses	148,780	25,281	21,222	(g)	—		195,283
Income taxes payable	10,834	1,548			—		12,382
Accrued promotional allowance	135,948	—	—		—		135,948
Lease liability operating leases	3,265	198	—		—		3,463
Lease liability finance leases	100	—	—		—		100
Deferred revenue	9,513	7,439	—		—		16,952
Current portion of long-term debt	—	12,101	(12,101)	(h)	6,750	(n)	6,750
Line of credit	—	10,300	(10,300)	(h)	—		—
Other current liabilities	15,808	1,885	13,847	(i)	—		31,540

Total current liabilities	365,535	92,920	12,668		6,750		477,873
Lease liability operating leases	16,674	12	—		—		16,686
Lease liability finance leases	211	—	—		—		211
Deferred tax liability	2,330	—	—		—		2,330
Deferred revenue	157,714	11,606	—		—		169,320
Other long term liabilities	—	—	6,698	(j)	—		6,698
Long-term debt	—	24,973	(24,973)	(h)	864,377	(o)	864,377

Total Liabilities	542,464	129,511	(5,607)		871,127		1,537,495
Mezzanine Equity:
Series A convertible preferred stock	824,488	—	—		—		824,488
Stockholders’ Equity:
Members’ equity	—	25,710	(25,710)	(k)	—		—
Common stock	79	—	22	(k)	—		101
Additional paid-in capital	297,579	—	721,942	(k)	—		1,019,521
Accumulated other comprehensive loss	(3,250)	(2)	2	(k)	—		(3,250)
Retained earnings (accumulated deficit)	105,521	—	(21,280)	(k)	—		84,241

Total Stockholders’ Equity	399,929	25,708	674,976		—		1,100,613

Total Liabilities, Mezzanine Equity and Stockholders’ Equity	$1,766,881	$155,219	$669,369		$871,127		$3,462,596

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2024

(In thousands of U.S. dollars, except share and per share amounts)

	Celsius Holdings, Inc. (As Reported) Year Ended December 31, 2024	Alani Nutrition LLC (Reclassified) Year Ended December 31, 2024	Transaction Accounting Adjustments - Acquisition	(Note 5)	Transaction Accounting Adjustments - Financing	(Note 5)	Pro Forma Combined
Revenue	$1,355,630	$605,384	—		—		$1,961,014
Cost of revenue	675,423	354,027	15,109	(a)	—		1,044,559

Gross profit	680,207	251,357	(15,109)		—		916,455
Selling, general and administrative expenses	524,479	179,377	43,480	(b)	—		747,336

Income from operations	155,728	71,980	(58,589)		—		169,119
Other income (expense):
Interest income, net	39,263	—	—		—		39,263
Interest expense, net	—	(4,882)	4,882	(c)	(72,414)	(e)	(72,414)
Foreign exchange loss	(1,734)	—	—		—		(1,734)
Other income (expense)	1,793	(191)	—		—		1,602

Total other income (expense)	39,322	(5,073)	4,882		(72,414)		(33,283)

Net income before provision for income taxes	195,050	66,907	(53,707)		(72,414)		135,836
Provision for income taxes	(49,976)	(2,864)	13,964	(d)	18,828	(f)	(20,048)

Net income	$145,074	$64,043	$(39,743)		$(53,586)		$115,788

Dividends on Series A convertible preferred stock	(27,500)	—	—		—		(27,500)
Income allocated to participating preferred stock	(10,117)	—	2,042		—		(8,075)

Net income attributable to common stockholders	$107,457	$64,043	$(37,701)		$(53,586)		$80,213

Earnings per share:							(Note 6)
Basic	$0.46						$0.31
Diluted	$0.45						$0.31
Weighted average shares outstanding:
Basic	233,667		22,451				256,118
Diluted	237,404		22,451				259,855

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements and related notes are prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma financial statements have been derived from the respective audited consolidated financial statements of Alani Nu and Celsius after giving pro forma effect to the Acquisition. Celsius and Alani Nu’s historical audited consolidated financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars.

The unaudited pro forma condensed combined balance sheet, as of December 31, 2024, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, presented herein, are based on the historical audited consolidated financial statements of Celsius and Alani Nu, and thus the following financial information was combined:

•

The unaudited pro forma condensed combined balance sheet as of December 31, 2024, is presented as if the Acquisition had occurred on December 31, 2024, and combines the historical balance sheet of Celsius as of December 31, 2024, with the historical balance sheet of Alani Nu as of December 31, 2024.

•

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, has been prepared as if the Acquisition had occurred on January 1, 2024, and combines Celsius’ historical statement of operations for the year ended December 31, 2024, with Alani Nu’s historical statement of income for the year ended December 31, 2024.

As discussed in Note 2, certain reclassifications were made to align Celsius and Alani Nu’s financial statement presentation. Celsius has not identified all adjustments necessary to conform Alani Nu’s accounting policies to Celsius’ accounting policies. As more information becomes available, Celsius will perform a comprehensive review of Alani Nu’s accounting policies and reclassifications. As a result of the review, Celsius may identify differences between the accounting policies and reclassifications of the two companies, which, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements. Based on currently available information, Celsius has determined that no significant adjustments were necessary to conform Alani Nu’s consolidated financial statements to Celsius’ accounting policies. As a result, the unaudited pro forma condensed combined financial statements presented assume there are no differences in accounting policies. However, certain reclassification adjustments have been made to conform Alani Nu’s historical financial statement presentation to Celsius’ financial statement presentation.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Celsius as the accounting acquirer, using the fair value concepts defined in ASC 820, Fair Value Measurement, and based on the historical financial statements of Celsius and Alani Nu. The purchase consideration was allocated to Alani Nu’s assets acquired and liabilities assumed based upon their estimated fair values as of the Closing Date. The excess of purchase price over the fair value of assets acquired and liabilities assumed was allocated to goodwill. The unaudited pro forma condensed combined financial statements are based on preliminary estimates of the fair value of the purchase consideration and assets and liabilities acquired, which requires the use of significant assumptions. Management believes that the assumptions used for such estimates provide a reasonable basis for presenting the significant effects of the Acquisition and that the pro forma adjustments in the unaudited pro forma condensed combined financial statements give appropriate effect to the assumptions. Differences between these preliminary estimates and the final acquisition accounting may be material; therefore, the pro forma financial statements presented herein are not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the Acquisition been completed on the applicable dates of these pro forma financial statements. In addition, the pro forma financial statements do not purport to project the future financial condition and results of operations of the combined company.

The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that Celsius believes are reasonable under the circumstances. There were no material transactions between Celsius and Alani Nu during the periods presented. Accordingly, adjustments to eliminate transactions between Celsius and Alani Nu have not been reflected in the unaudited pro forma condensed combined financial statements.

Note 2 - Celsius and Alani Nu Reclassification Adjustments

During the preparation of these unaudited pro forma condensed combined financial statements, Celsius’ management performed a preliminary analysis of Alani Nu’s financial information to identify differences in accounting policies as compared to those of Celsius and differences in financial statement presentation as compared to the presentation of Celsius. At the time of preparing the unaudited pro forma condensed combined financial statements, Celsius had not completed its review to identify all adjustments necessary to conform Alani Nu’s accounting policies to Celsius’ accounting policies. The adjustments below represent Celsius’ best estimates based on the information currently available to Celsius and could be subject to change once more detailed information is available. Following the Acquisition, the combined company will finalize the review of accounting policies and reclassifications, which could result in materially different amounts than those set forth in the unaudited pro forma condensed combined financial statements presented herein.

(a)

Refer to the table below for a summary of reclassification adjustments made to present Alani Nu’s balance sheet as of December 31, 2024, to conform with that of Celsius as of December 31, 2024 (all adjustments in thousands):

Alani Nu	Celsius	Alani Nu Historical	Reclassification Adjustments	Alani Nu Historical Reclassed
Due from related parties		$28,468	$(28,468)	$—
	Prepaid expenses and other current assets	—	28,468	28,468
Other noncurrent assets		521	(521)	—
	Trade name- net	—	521	521
Due to related parties		1,153	(1,153)	—
	Other current liabilities	—	1,153	1,153
Accrued expenses and other current liabilities		27,561	(27,561)	—
	Accrued expenses	—	25,281	25,281
	Income taxes payable	—	1,548	1,548
	Other current liabilities	—	732	732

(b)

Refer to the table below for a summary of adjustments made to present Alani Nu’s statement of operations for the year ended December 31, 2024, to conform with that of Celsius’ for the year ended December 31, 2024 (all adjustments in thousands):

Alani Nu	Celsius	Alani Nu Historical	Reclassification Adjustments	Alani Nu Historical Reclassed
Product sales		$597,602	$(597,602)	$—
Distributor buyout income		7,782	(7,782)	—
	Revenue	—	605,384	605,384
Management services		73,777	(73,777)	—
Administrative and general		55,274	(55,274)	—
Advertising and promotion		39,634	(39,634)	—
Distributor buyout expenses		10,692	(10,692)	—
	Selling, general and administrative expenses	—	179,377	179,377

(c)

Refer to the table below for a summary of the reclassification adjustment made to present Celsius’ balance sheet as of December 31, 2024, to reflect trade name-net and customer relationship-net intangible assets separately to conform with presentation expected following application of the pro forma adjustments reflecting the Acquisition (all adjustments in thousands):

Celsius	Celsius (Reclassified)	Celsius Historical	Reclassification Adjustments	Celsius Reclassed
Intangibles-net		$12,213	$(12,213)	$—
	Trade name- net	—	907	907
	Customer relationships- net	—	11,306	11,306

Note 3 – Preliminary Purchase Price Allocation

(a)	Estimated Purchase Consideration

The total estimated purchase consideration is as follows:

Estimated Purchase Consideration (in thousands)	Amount
Cash consideration (i)	$1,270,535
Repayment of existing Alani Nu’s debt (as of December 31, 2024) (ii)	47,459
Estimated share consideration (iii)	721,964
Estimated earnout liability (iv)	15,000

Preliminary fair value of purchase consideration	$2,054,958

(i)

This amount includes $1,253.0 million of cash consideration to sellers and $17.5 million of cash paid for reimbursement of seller transaction costs. The cash consideration to sellers is based on amounts at Closing and estimated post-closing adjustments. The cash consideration is subject to customary net working capital adjustments that have not been finalized and may result in a change to the estimated purchase consideration once final.

(ii)

Reflects repayment of Alani Nu’s indebtedness in connection with the closing of the Acquisition based on the aggregate amount of Alani Nu’s debt and accrued interest on its balance sheet as of December 31, 2024. The amount of Alani Nu debt actually repaid on the Closing Date was different than the amount reported in these unaudited pro forma condensed combined financial statements.

(iii)

Estimated preliminary fair value of share consideration is based on 22,451,224 shares of Celsius common stock issued to the Sellers multiplied by $32.16, which represents the closing share price of $35.73 on the Closing Date adjusted by a 10% discount for lack of marketability (“DLOM”) given that the shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are “restricted securities” as defined by Rule 144 promulgated under the Securities Act. The DLOM was calculated based on the Finnerty model, which uses an option pricing approach, specifically, an average-strike put option, to estimate the impact of illiquidity and time-related restrictions on the value of a share.

(iv)	Reflects the preliminary fair value of the earnout liability based on a probability-weighted-expected-return method scenario model.

(b)	Preliminary Estimated Purchase Consideration Allocation

The estimated purchase consideration, as shown in the table above, has been allocated to the tangible and intangible assets acquired and liabilities assumed of Alani Nu based on their preliminary estimated fair values. As described above in Note 1, the preliminary estimates were based on the data available to the Company and may change upon completion of the final purchase price allocation. This preliminary purchase price allocation has been used to prepare the transaction accounting adjustments in the pro forma balance sheet and income statement. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations as described in more detail in the explanatory notes below. The final allocation could differ materially from the preliminary allocation used in the transaction accounting adjustments. The final allocation may include (1) changes in fair values of certain assets acquired and liabilities assumed (e.g., inventory, property, plant and equipment and leases) and (2) changes in the fair values of the trade name and customer relationships, as well as goodwill. Any change in the estimated fair value of the assets and liabilities acquired or the estimated fair value of the consideration will have a corresponding impact on the amount of goodwill recorded. A change in identifiable intangible assets will have a direct impact on the amount of amortization recorded against income in future periods. The impact of any changes in the purchase price allocation could have a material impact on the amounts presented in the unaudited pro forma condensed combined financial statements in future periods.

The following table provides a summary of the preliminary estimated purchase consideration allocation by major categories of assets acquired and liabilities assumed based on Celsius management’s preliminary estimate of their respective fair values as if the acquisition was completed on December 31, 2024:

Estimated Purchase Consideration Allocation (In thousands)	Amount
Preliminary purchase consideration transferred	$2,054,958
Assets acquired:
Current assets:
Cash and cash equivalents	12,055
Accounts receivable	40,094
Inventories	74,570
Prepaid expenses and other current assets	4,397

Total current assets	$131,116
Property, plant and equipment	10,005
Right of use assets-operating leases	218
Trade name	1,104,000
Customer relationships	111,000

Total assets acquired	$1,356,339

Liabilities assumed:
Current liabilities:
Accounts payable	$34,168
Accrued expenses	25,223
Income taxes payable	1,548
Lease liability operating leases	198
Deferred revenue	7,439
Other current liabilities	732

Total current liabilities	$69,308
Lease liability operating leases	12
Deferred revenue	11,606
Other long term liabilities	6,698

Total liabilities assumed	$87,624

Net assets acquired	1,268,715

Goodwill	$786,243

The preliminary estimated purchase consideration allocation above reflects a preliminary estimated goodwill of $786.2 million. Goodwill represents the excess of the estimated purchase consideration over the preliminary estimated fair values of recorded tangible and intangible assets acquired and liabilities assumed. The actual amount of goodwill to be recorded in connection with the Acquisition is subject to change once the valuations of tangible and intangible assets acquired and liabilities assumed have been completed.

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial statements consist of the following:

(in thousands)	Preliminary Fair Value	Estimated Useful Life
Trade names	$1,104,000	Indefinite
Customer relationships	111,000	5 years

Total	$1,215,000

The preliminary fair value of trade name was determined based on an income-based approach (relief from royalty) and the preliminary fair value of customer relationships was determined based on a combination of an income-based approach and cost-based approach. A 10% change in the valuation of customer relationships would cause a corresponding increase or decrease in the amortization expense of approximately $2.2 million for the year ended December 31, 2024. Pro forma amortization is preliminary and based on the use of straight-line amortization. The amount of amortization following the Acquisition may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

Note 4 – Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

Acquisition Accounting Adjustments:

(a)	The change in Cash and cash equivalents was determined as follows:

(in thousands)	Amount
Cash consideration transferred and reimbursement of seller transaction costs	$(1,270,535)
Repayment of Alani Nu’s debt and accrued interest	(47,459)

Pro forma net adjustment to Cash and cash equivalents	$(1,317,994)

(b)

Reflects the purchase accounting adjustment for inventory based on the acquisition method of accounting. The preliminary fair value was determined based on the estimated selling price of the inventory, less the remaining estimated costs to sell such inventory and an estimated normal profit margin on such disposal efforts.

(in thousands)	Amount
Preliminary fair value of inventory acquired	$74,570
Elimination of Alani Nu’s historical carrying value of inventory	(59,461)

Pro forma net adjustment to Inventories- net	$15,109

(c)	Elimination of Alani Nu’s related party receivables with Seller entities that did not convey as part of the Acquisition.

(d)	Reflects the preliminary purchase accounting adjustment for the estimated fair value of trade name acquired based on the acquisition method of accounting:

(in thousands)	Amount
Preliminary fair value of trade name acquired	$1,104,000
Elimination of Alani Nu’s historical carrying value of intangible assets	(521)

Pro forma net adjustment to Trade name-net	$1,103,479

(e)	Reflects the preliminary purchase accounting adjustment for the estimated fair value of customer relationships of $111.0 million based on the acquisition method of accounting.

(f)	Represents the recognition of the preliminary goodwill for estimated purchase consideration in excess of the fair value of the net assets acquired.

(g)

The following reflects estimated transaction costs of $21.3 million incurred to consummate the Acquisition and the $0.1 million payment of accrued interest related to Alani Nu debt repaid on the Closing Date. Transaction costs consist of legal, advisory and consulting costs.

(in thousands)	Amount
Estimated transaction costs	$21,280
Payment of accrued interest related to Alani Nu debt repaid on the Closing Date	(58)

Pro forma net adjustment to Accrued expenses	$21,222

(h)	The following table reflects the repayment of Alani Nu’s outstanding debt, resulting in the following adjustment:

(in thousands)	Amount
Current portion of long-term debt	$(12,101)
Long-term debt	(24,973)
Line of credit	(10,300)

Pro forma net adjustment to debt	$(47,374)

(i)	The following table reflects the adjustment to other current liabilities resulting in the following adjustment:

(in thousands)	Amount
Estimated fair value of earnout liability	$15,000
Elimination of related party payables with Sellers	(1,153)

Pro forma net adjustment to Other current liabilities	$13,847

(j)	Reflects the preliminary purchase accounting adjustment for estimated tax liabilities related to uncertain tax positions and other indirect taxes.

(k)

Represents the elimination of Alani Nu’s historical equity balances and the issuance of shares of Celsius common stock as share consideration to Sellers. The pro forma adjustment to stockholders’ equity consists of the following:

(in thousands)	Members’ Equity	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income
Elimination of Alani Nu’s historical equity	$(25,710)	—	—	—	$2
Estimated share consideration	—	22	721,942	—	—
Estimated transaction costs	—	—	—	(21,280)	—

Pro forma net adjustment to stockholders’ equity	$(25,710)	$22	$721,942	$(21,280)	$2

Financing Adjustments:

(l)	Represents the adjustment to Cash and cash equivalents for the financing transactions in conjunction with the Acquisition:

(in thousands)	Amount
Proceeds from the UBS term loan facility	$900,000
Less: Capitalized debt issuance costs and original issuance discount and fees related to the revolving facility	(31,581)

Pro forma net adjustment to Cash and cash equivalents	$868,419

(m)

Reflects the $2.7 million adjustment to other long-term assets to record third-party fees related to the revolver as a deferred asset in conjunction with the Acquisition. The revolver was entered into but not drawn upon at the Closing Date.

(n)	Reflects the $6.8 million adjustment to current portion of long-term debt, due to the financing transactions in conjunction with the Acquisition.

(o)	The adjustment to long-term debt is composed of the following items:

(in thousands)	Amount
Proceeds from UBS term loan facility - non current portion	$893,250
Less: Capitalized debt issuance costs and original issuance discount	(28,873)

Pro forma net adjustment to Long-term debt	$864,377

Note 5 –Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

Acquisition Accounting Adjustments:

(a)	Reflects the $15.1 million preliminary fair value adjustment to cost of revenue as the related inventory is expected to be sold within one year following the Closing Date.

(b)

Reflects the adjustments to selling, general and administration expenses (“SG&A”), including recognizing expense for amortization of the estimated fair value of customer relationships and estimated transaction costs. Celsius is still in the process of evaluating the fair value and useful life of the intangible assets and any resulting change in the fair value and/or useful life will have a direct impact on amortization expense. The amortization of customer relationships is calculated on a straight-line basis over a 5-year estimated useful life.

(in thousands)	For the Year Ended December 31, 2024
Amortization expense for acquired customer relationships	$22,200
Estimated transaction expenses	21,280

Pro forma transaction accounting adjustment to SG&A	$43,480

(c)	Reflects the removal of Alani Nu interest expense of $4.9 million for the year ended December 31, 2024, related to Alani Nu’s indebtedness that was repaid on the Closing Date.

(d)

To record the income tax impact of the pro forma adjustments utilizing the statutory income tax rate of approximately 26.0% for the year ended December 31, 2024. Because the tax rates used for the pro forma condensed combined financial statements are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Acquisition.

Financing Adjustments:

(e)	Reflects the interest expense and amortization of issuance costs and original issuance discount related to the financing transactions in connection with the Acquisition:

(in thousands)	Principal balance	For the Year Ended December 31, 2024
Interest expense related to UBS term loan facility	$900,000	$(68,555)
Amortization of capitalized deferred issuance costs and original issuance discount related to the UBS Term Loan		(3,317)
Amortization of deferred financing fees related to the revolver		(542)

Pro forma net financing adjustment to Interest expense, net		$(72,414)

(f)

To record the income tax impact of the pro forma adjustments utilizing the statutory income tax rate of approximately 26.0% for the year ended December 31, 2024. Because the tax rates used for the pro forma condensed combined financial statements are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Acquisition.

Note 6 – Earnings Per Share

The following table calculates the unaudited pro forma combined basic and diluted earnings per share, which is adjusted to reflect the pro forma net income for the year ended December 31, 2024, as presented on the unaudited pro forma condensed combined statements of operations:

(in thousands except per share amounts)	For the Year Ended December 31, 2024
Numerator:

Pro forma combined Net income attributable to common stockholders	$80,213

Denominator – basic:
Historical Celsius weighted average shares outstanding	233,667
Issuance of Celsius common stock to Sellers	22,451

Pro forma weighted average shares - basic	256,118

Pro forma net income per share - basic	$0.31
Denominator – diluted weighted average shares:
Historical Celsius weighted average shares outstanding	237,404
Issuance of Celsius common stock to Sellers	22,451

Pro forma weighted average shares - diluted	259,855

Pro forma net income per share - diluted	$0.31